UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
 PURSUANT TO SECTION 13 OR 15(d) OF
 THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 20, 2008

ENTERTAINMENT DISTRIBUTION COMPANY, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	0-15761	98-0085742
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

825 8th Avenue, 23rd Floor
New York, New York 10019
(Address of Principal
Executive Offices)

(212) 333-8400
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 23, 2008, Entertainment Distribution Company, Inc. (the “Company”) announced that it has applied to The NASDAQ Stock Market (“NASDAQ”) to transfer the listing of the Company's common stock from The NASDAQ Global Market to The NASDAQ Capital Market effective July 2, 2008.  As previously disclosed, on January 4, 2008 the Company received a letter from NASDAQ indicating that the Company had failed to comply with the minimum bid price requirement of $1.00 per share over the previous 30 consecutive business days as required by Marketplace Rule 4450(a)(5). The letter stated that the Company has until July 2, 2008 to regain compliance but would be provided an additional 180 days to gain compliance if it transferred the listing of its common stock to The NASDAQ Capital Market.  Upon the effectiveness of the transfer to The NASDAQ Capital Market, the Company will be afforded an additional 180 calendar days from July 2, 2008, or until December 29, 2008, to comply with the minimum bid price requirement.

The Company's common stock will continue to trade under the symbol “EDCI” and trading of the Company's stock will be unaffected by this change.  The NASDAQ Capital Market is one of the three market tier designations for NASDAQ -listed stocks, and presently includes over 550 companies.  All companies listed on The NASDAQ Capital Market must meet certain financial requirements and adhere to similar corporate governance standards as companies listed on The NASDAQ Global Market.

The Company’s news release is furnished as Exhibit 99.1 to this Current Report.

Item 8.01 Other Events

On June 23, 2008, the Company announced that it would hold its annual meeting of stockholders (the “Annual Meeting”) on Friday, August 22, 2008 at 9:00 a.m. at the Courtyard by Marriott, 1856 Remount Road, Gastonia, North Carolina 28054 at 9:00 a.m. local time.  The record date for the Annual Meeting is June 20, 2008.

The Company’s news release is furnished as Exhibit 99.1 to this Current Report.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Company News Release dated June 23, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERTAINMENT DISTRIBUTION COMPANY, INC.

Date: June 23, 2008	By:	/s/ Jordan M. Copland
Jordan M. Copland
Interim Chief Executive Officer and Chief Financial Officer